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                                                                    EXHIBIT 23.1

                        Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8 No. 333-____) pertaining to the Smurfit-Stone Container Corporation 1998 Long Term Incentive Plan for the registration of 8,000,000 additional shares of Smurfit-Stone Container Corporation's common stock of our report dated January 29, 2001 (except for paragraphs 1 and 14 of Note 7, as to which the dates are February 23, 2001 and March 9, 2001, respectively) with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                                          /s/ Ernst & Young LLP


St. Louis, Missouri
June 15, 2001